Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Kent Jenkins
SVP Investor Relations	VP Public Affairs Communications
714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2012 SECOND QUARTER RESULTS

Santa Ana, CA, February 1, 2012 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2011.  The results for the quarter exceeded previous guidance ranges for earnings per share and were within previous guidance ranges for revenue and new student enrollment.

“In the second quarter we remained focused on student outcomes, balancing expenses with current and projected enrollment, and improving the efficiency of back-end operations,” said Jack Massimino, Corinthian Chairman and Chief Executive Officer. “Our student attrition and graduate employment trends continue to make incremental improvement, primarily the result of reducing the risk profile of our students and our ongoing efforts to help students succeed.”

“As anticipated, the rate of decline in new student enrollment growth improved significantly in the quarter,” Massimino said.  “The improvement is the result of several factors, including a less challenging comparable from the second quarter last year, gradual stabilization in ground school new enrollments and continued strong growth at Everest University Online. In the last half of fiscal 2012, we expect new enrollments to be slightly positive.”

“To help offset recent declines in student population, over the past 18 months we have reduced annualized operating expenses by approximately $150 million,” Massimino said. “We also continue to pursue several growth initiatives, such as introducing new program offerings, opening new campuses, and growing our exclusively online enrollments.”

Comparing the second quarter of fiscal 2012 with the same quarter of the prior year:

•                  Net revenues were $415.5 million versus $481.7 million, a decrease of 13.7%.

•                  The total student population at December 31, 2011 was 94,860 versus 105,210 at December 31, 2010, a decrease of 9.8%.

•                  New student enrollments totaled 25,951 versus 26,758, a decrease of 3.0%.

•                  Operating income was $10.0 million, excluding severance charges of $2.7 million, compared with operating income of $33.1 million, excluding impairment and severance charges of $206.0 million in the second quarter of fiscal 2011.

•                  Net income, excluding impairment and severance for both periods, was $3.4 million, compared with $19.1 million in the prior year.

•                  Diluted earnings per share were $0.02 per share versus a diluted loss per share of $(1.94).  Excluding impairment and severance charges of $0.02 per share in Q2 12 and $2.17 per share in Q2 11, diluted earnings per share were $0.04 in Q2 12 versus $0.23 in Q2 11.

Financial Review

Educational services expense decreased $33.0 million, or 11.4%, from $288.6 million in Q2 11 to $255.6 million in Q2 12.  As a percent of revenue, educational services expense increased from 59.9% in Q2 11 to 61.5% in Q2 12.  The increase as a percent of revenue is primarily due to an increase in compensation and facilities expense, reflecting the fixed nature of these expenses against a lower revenue base, partially offset by improvement in bad debt expense.

Bad debt expense decreased to $14.6 million or 3.5% of net revenues for Q2 12 compared to $31.6 million or 6.6% of net revenues for Q2 11. The improvement in bad debt expense is primarily the result of continued efficiencies in packaging students with financial aid as a result of bringing processing in-house.

Marketing and admissions expenses decreased $2.0 million, or 1.9%, from $106.0 million in Q2 11 to $104.0 million in Q2 12.  As a percent of revenue, marketing and admissions increased from 22.0% in Q2 11 to 25.0% in Q2 12.  The increase as a percent of revenue is primarily attributable to a lower revenue base.

General and administrative expenses decreased $8.2 million, or 15.2% from $54.0 million in Q2 11 to $45.8 million in Q2 12.  As a percent of revenue, G&A decreased from 11.2% in Q2 11 to 11.0% in Q2 12. The decrease reflects the company’s cost reduction initiatives.

Impairment and severance charges — During the second quarter, we recorded severance charges of $2.7 million.

The operating margin, excluding the impairment, facility closing and severance charges in both time periods, was 2.4% in Q2 12 versus 6.9% in Q2 11. The decline is primarily the result of lower enrollment in the ground schools, and fixed compensation and facilities expenses against a lower revenue base.

Cash and cash equivalents totaled $38.4 million at December 31, 2011, compared with $107.4 million at June 30, 2011.  The decrease results from the repayment of debt, partially offset by cash flows from operations.

Total debt and capital leases were $135.3 million at December 31, 2011, compared with $331.8 million at June 30, 2011.

Cash flow from operations was $137.2 million in the first six months of fiscal 2012, versus $4.0 million in the same period last year. The increase in cash flow is primarily related to the timing of cash payments and receipts related to working capital.

Capital expenditures were $20.1 million for the first six months of fiscal 2012, versus $65.8 million in the same period last year. The decrease is primarily the result of opening fewer new campuses.

Other

The company has signed a definitive agreement for the sale-leaseback of five of its Heald College facilities. The transaction is expected to generate proceeds of approximately $40 million, and close in mid-February, subject to customary closing conditions.

Guidance

The following guidance excludes one-time charges:

Period	Revenue	Diluted EPS	New Student Growth	Cash Flow from Operations
Q3 12	$430 - $440 million	$0.15 - $0.17	Flat with Q3 11	N/A
FY 12	N/A	$0.30 - $0.33	N/A	$225 million

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss second quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Wednesday, February 8.  The playback can be reached by dialing (800) 585-8367 and using pass code 35917278.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 123 Everest, Heald and WyoTech campuses, and also offer degrees exclusively online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our beliefs and expectations regarding student outcomes; new student enrollment growth or declines in future periods; expected savings from our decision to align organizational expenses with lower enrollments; the success of our initiatives to increase new enrollments now and in the future, including the introduction of new programs, opening new campuses, and growing our exclusively online enrollments; the statements regarding future operational performance, including the statements under the heading “Guidance” above, and the expected closing of the sale-leaseback of five Heald College facilities.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the effect of new Department of Education rules; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including state attorneys general, the U.S. Department of Education’s Office of the Inspector General, and the U.S. Attorney’s office in Georgia; the outcome of pending litigation against the company; the possible non-satisfaction of the conditions to closing of the company’s sale-leaseback transaction for its five Heald College facilities; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; risks associated with the company’s new student lending program through ASFG; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended		For the six months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$415,454	$481,711	$829,496	$982,119
Operating expenses:
Educational services	255,617	288,571	521,293	573,165
General and administrative	45,826	54,016	91,925	109,733
Marketing and admissions	104,016	106,044	209,253	209,922
Impairment, facility closing, and severance charges	2,718	205,989	12,584	205,989
Total operating expenses	408,177	654,620	835,055	1,098,809

(Loss) income from operations	7,277	(172,909)	(5,559)	(116,690)

Interest (income)	(748)	(183)	(907)	(410)
Interest expense	2,804	2,018	5,380	4,162
Other (income) expense	2,205	(1,229)	3,149	(1,807)
Pre-tax income (loss) from operations	3,016	(173,515)	(13,181)	(118,635)
(Benefit) provision for income taxes	1,222	(9,980)	(5,339)	11,673
(Loss) income from continuing operations	1,794	(163,535)	(7,842)	(130,308)
(Loss) income from discontinued operations, net of tax	—	(177)	—	(295)
Net (loss) income	$1,794	$(163,712)	$(7,842)	$(130,603)

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.02	$(1.94)	$(0.09)	$(1.52)
Loss from discontinued operations	$—	$—	$—	$—

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.02	$(1.94)	$(0.09)	$(1.52)
Loss from discontinued operations	$—	$—	$—	$—

Weighted average number of common shares outstanding:
Basic	84,868	84,390	84,838	86,169
Diluted	85,222	84,390	84,838	86,169

Selected Consolidated Balance Sheet Data

	December 31,	June 30,
	2011	2011
	(Unaudited)

Cash and cash equivalents	$38,418	$107,430
Receivables, net (including long term notes receivable)	$158,870	$245,989
Current assets	$259,411	$421,507
Total assets	$1,029,818	$1,204,225
Current liabilities	$368,404	$222,670
Total debt and capital leases	$135,323	$331,792
Total liabilities	$466,273	$639,158
Total stockholders’ equity	$563,545	$565,067